Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Declares Quarterly Dividend

GRAND RAPIDS, MICHIGAN – October 17, 2013 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today announced that its Board of Directors has declared a quarterly cash dividend of $0.09 per common share, to be paid on November 15, 2013 to shareholders of record as of November 1, 2013.

Due to the pending merger with Nash-Finch Company, this quarterly cash dividend is being paid approximately one month earlier than Spartan Stores typically pays its second fiscal quarter dividend. As part of the Agreement and Plan of Merger between Spartan Stores and Nash-Finch, the companies agreed to coordinate the declaration, setting of record dates, and payment dates of dividends for the purpose of reducing the risk that Nash-Finch stockholders would receive dividends for the same calendar quarter on shares of Nash-Finch common stock and on shares of Spartan Stores common stock received as merger consideration, or that Nash-Finch stockholders would fail to receive a dividend on either shares of Nash-Finch common stock or shares of Spartan Stores common stock received as merger consideration for a calendar quarter.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 380 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 102 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, Forest Hills Foods and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Although we expect to continue to pay a quarterly cash dividend, adoption of a dividend policy does not commit the Board of Directors to declare future dividends. Each future dividend will be considered and declared by the Board of Directors at its discretion. Whether the Board of Directors continues to declare dividends and repurchase shares depends on a number of factors, including our future financial condition, anticipated profitability and cash flows and compliance with the terms of our credit facilities. There can be no assurance that the proposed merger with Nash-Finch Company will be completed. The completion of the transaction is subject to closing conditions, including the approval of the shareholders of Spartan Stores and stockholders of Nash-Finch. Additional information about the proposed merger and risks associated with that transaction appear in our prospectus and proxy statement dated October 15, 2013. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, actual results may be materially different than stated expectations, and investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

Important Information for Investors

Communications in this press release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The issuance of Spartan Stores common stock in connection with the proposed merger will be submitted to the Spartan Stores’ shareholders for their consideration, and the proposed merger will be submitted to Nash Finch’s stockholders for their consideration. In connection with the proposed merger, Spartan Stores filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (the “Prospectus”) that includes a joint proxy statement to be used by Spartan Stores and Nash Finch to solicit the required approval of their respective shareholders in connection with the proposed merger that constitutes a prospectus of Spartan Stores. The joint proxy statement and prospectus will be mailed to shareholders beginning on or about October 17, 2013. Spartan Stores and Nash Finch may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF SPARTAN STORES AND NASH FINCH ARE URGED TO READ THE PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS REGARDING THE PROPOSED MERGER THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the Prospectus and other documents containing important information about Spartan Stores and Nash Finch, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Spartan Stores are available free of charge on Spartan Stores’ website at www.spartanstores.com under the tab “Investor Relations” or by contacting Jeanne Norcross, Vice President Corporate Affairs, 616-878-2830. Copies of documents filed with the SEC by Nash Finch are available free of charge on Nash Finch’s website at www.nashfinch.com under the tab “Investors” or by contacting Kathleen Mahoney, Executive Vice President, General Counsel and Secretary, 952-844-1262.

Participants in the Transaction

Spartan Stores, Nash Finch and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Spartan Stores and stockholders of Nash Finch in connection with the proposed transaction. Information about the directors and executive officers of Spartan Stores is set forth in its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on June 14, 2013. Information about the directors and executive officers of Nash Finch is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 11, 2013. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement and prospectus, which was filed with the SEC on October 15, 2013 and mailed to shareholders beginning on or about October 17, 2013.

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